Exhibit 99

General Cable Reports Fourth Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 8, 2012--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the fourth quarter ended December 31, 2011. Diluted earnings per share for the fourth quarter of 2011 were $0.09. Included in these results were $0.10 per share of non-cash convertible debt interest expense and $0.11 per share of mark to market losses on financial derivatives accounted for as economic hedges. Before the impact of these items, non-GAAP earnings per share for the fourth quarter of 2011 would have been $0.30.

Highlights

  Despite the impact of metal cost headwinds, operating income in North America of $17.3 million exceeded management’s expectation in the fourth quarter of 2011
  Project backlog advanced during the fourth quarter for submarine and land-based turnkey cable projects in Europe as the Company added two new projects totaling more than $65 million, collectively, resulting in a total project backlog at the end of 2011 of more than $650 million
  Pan-European market strategy continues to advance as the Company further aligns resources and reduces its cost base; including the action taken in the fourth quarter of 2011, headcount in our Iberian business has been reduced by 20% at a cost of approximately $29 million over the last four years
  Excluding aerial transmission product shipments in Brazil and our business in Thailand, which was severely impacted by flooding in the fourth quarter, ROW volume as measured in metal pounds sold in the fourth quarter of 2011 increased 10% sequentially and 12% year over year
  Operating cash flow in the fourth quarter of $137 million, reflecting seasonal trends
  The Company repurchased $62.5 million or about 5% of its common shares during the fourth quarter under the terms of its $125 million Share Repurchase Program
  Industry Week’s 2011 Top 10 Best Plants in North America was received by our Lawrenceburg, Kentucky and Lincoln, Rhode Island facilities

Fourth Quarter Results

Net sales for the fourth quarter of 2011 were $1,369.1 million, an increase of $100.6 million, or 8%, compared to the fourth quarter of 2010 on a metal-adjusted basis. Volume based on metal pounds sold decreased 5% in the fourth quarter of 2011 compared to 2010 principally as a result of weaker demand experienced throughout Europe in our non-project based businesses and the record metal-intensive aerial transmission product shipments in North America in the fourth quarter of 2010. Sequentially, strong aerial transmission product shipments in North America and project related activities in our submarine power and terrestrial high voltage and extra-high voltage businesses in Europe were more than offset by the weak Iberian market and the impact of severe flooding in Thailand as volume in terms of metal pounds sold declined 4%.

Operating income in the fourth quarter of 2011 decreased to $31.7 million or 50% compared to $63.4 million in the third quarter of 2011, and was down 50% compared to the fourth quarter of 2010. Operating income for the fourth quarter of 2011 reflects the impact of selling substantially higher average cost inventory into a lower metal price environment as metal prices declined rapidly near the end of the third quarter and into the fourth quarter; further weakening of Iberian end markets; Spain severance related costs of $3.0 million and the impact of severe flooding in Thailand which reduced operating income by approximately $6.5 million. On a metal adjusted basis, operating margin of 2.3% in the fourth quarter of 2011 was down 220 and 270 basis points as compared to the third quarter of 2011 and fourth quarter of 2010, respectively.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “In ROW, better than anticipated operating earnings in Central and South America were more than offset by the results of our Thai operations. The widespread and severe impact of over six weeks of flooding experienced throughout the fourth quarter nearly brought domestic activity in Thailand to a halt. In North America, our fourth quarter earnings were above our expectations as product pricing held up better than anticipated in a lower metal price environment. In Europe, strong project related activities in our submarine power and terrestrial high voltage and extra-high voltage businesses were more than offset by the further weakening of Iberian end-markets. Conditions in Spain have grown increasingly more difficult as new construction activity has nearly ceased, making a meaningful rebound in the near term unlikely. As a result, the Company took further action to reduce personnel at our Spanish facilities in the fourth quarter. Despite these difficult times, our Spanish facilities continue to serve as a global technology hub and remain a critical part of our pan-European go-to-market strategy as a substantial proportion of what is produced at these facilities is now being exported or used as a component in products manufactured at our facilities in either France or Germany.”

In ROW, volume as measured in metal pounds sold increased 10% in the fourth quarter of 2011 compared to the fourth quarter of 2010 and was down 1% sequentially as compared to the third quarter of 2011. Excluding the impact of severe flooding in Thailand and metal pounds attributable to aerial transmission project shipments in Brazil, volume increased sequentially 10% as compared to the third quarter of 2011. The Company continues to benefit from higher spending on electrical infrastructure investment in Brazil and Venezuela and construction activity in Central America. Copper rod orders in Zambia and Chile normalized as copper prices settled during the fourth quarter following the rapid and significant decline experienced at the end of the third quarter and beginning of the fourth quarter.

In North America, volume as measured in metal pounds sold decreased 6% in the fourth quarter of 2011 compared to the fourth quarter of 2010 and was flat sequentially when compared to the third quarter of 2011. The year over year decrease was principally due to the record metal-intensive aerial transmission product shipments in the fourth quarter of 2010. Excluding aerial transmission product shipments, North America volume decreased about 2% year over year. Sequentially, strong demand for aerial transmission products and specialty cables, particularly those used in natural resource extraction applications, offset normal seasonal declines in the Company’s other North American businesses.

In Europe and Mediterranean, volume as measured in metal pounds sold decreased 22% in the fourth quarter of 2011 compared to the fourth quarter of 2010 and was down 14% sequentially when compared to the third quarter of 2011. Sequentially, volume was lower than expected as conditions have become increasingly more challenging in Spain as new construction has nearly come to a standstill. Putting aside metal pounds sold attributable to our Spanish manufacturing facilities, volume increased approximately 2% sequentially due to strong project related activities in our submarine power and terrestrial high voltage and extra-high voltage businesses. The Company’s backlog continued to build for submarine and land-based turnkey cable projects as the Company added two additional new projects during the fourth quarter resulting in a total project backlog of more than $650 million at the end of December 2011.

Other expense was $3.3 million in the fourth quarter of 2011 which primarily consists of $5.1 million of foreign currency transaction gains and $8.4 million of mark to market losses on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk on its project business globally. The foreign currency gains experienced during the fourth quarter of 2011 reflect the impact of a relatively weaker US dollar against currencies in various markets.

Liquidity

Net debt was $614.8 million at the end of the fourth quarter of 2011, a decrease of $33.1 million from the end of the third quarter of 2011. The decrease in net debt is principally due to planned reductions in working capital as a result of normal seasonal trends coupled with the impact on working capital of lower average metal costs during the fourth quarter. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth and continuing product and geographic expansion opportunities as well as its stock repurchase program.

Taxes

The lower than expected effective tax rate for the fourth quarter of 2011 was primarily due to tax benefits recognized in connection with the favorable settlement of income tax audits and statute of limitations expirations for certain income tax exposures, the percentage impact of which was amplified by the relatively lower pre-tax income.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on February 24, 2012 to preferred stockholders of record as of the close of business on January 31, 2012. The Company expects the quarterly dividend payment to be less than $0.1 million.

First Quarter 2012 Outlook and Initial View Full Year 2012

The Company’s first quarter revenues are expected to be in the range of $1.35 to $1.45 billion assuming average metal prices for the 30 day period ending February 8. Operating income is expected to be in the range of $35 to $45 million. The size of these ranges reflects the recent significant volatility experienced in metal prices, principally copper, and uncertainty in Europe. Overall, global unit volume in the first quarter is expected to be sequentially flat to slightly up. “Operating results are expected to improve within the quarter as the impact of selling higher average cost inventory into a lower metal price environment subsides and conditions in Thailand improve as the country begins to recover following the severe flooding experienced during the fourth quarter,” Kenny continued.

“Our view for the full year 2012 is limited due to the ongoing economic uncertainty in Europe and the extreme volatility of raw material cost inputs. However, our initial view of demand in 2012 for the full year is an increase of metal pounds sold in the range of 3-7% as compared to 2011. This expected improvement is supported by strength in aerial transmission projects in North America, specialty cable demand for products used in oil and gas and natural resource extraction in North America, electrical infrastructure, mining and construction activities in Central and South America and submarine and land-based HV/EHV projects in Europe. In addition, our investments in India, South Africa, Peru and Mexico continue to grow and capture new market opportunities. In Europe, our pan-European go-to-market strategy continues to advance resulting in better market coverage, improved logistics and plant optimization. Our European businesses should show relative strength during the warmer months when cables can be installed in the Baltic and North Seas. Overall, we saw some improvement in pricing in certain markets in 2011 but industry capacity utilization remains at relatively low levels, particularly in construction related markets, which causes us to believe that the global pricing environment, as we enter 2012, will remain unchanged in the near-term,” Kenny concluded.

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss in this earnings release earnings per share for the fourth quarter of 2011 and 2010 as adjusted for the impact of non-cash convertible debt interest expense and mark to market losses on financial derivatives accounted for as economic hedges. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This non-GAAP measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	Q4 2011	Q4 2010
GAAP earnings per share	$0.09	$0.66
Non-cash convertible debt interest expense	0.10	0.09
Mark to market losses on derivative instruments	0.11	-
Adjusted Non-GAAP earnings per share	$0.30	$0.75

General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, February 9, 2012. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2010, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Net sales	$1,369.1	$1,357.8	$5,866.7	$4,864.9
Cost of sales	1,241.5	1,211.4	5,241.1	4,310.9
Gross profit	127.6	146.4	625.6	554.0

Selling, general and administrative expenses	95.9	83.2	377.6	331.6
Operating income	31.7	63.2	248.0	222.4
Other income (expense)	(3.3)	3.7	(31.7)	(28.1)
Interest income (expense):
Interest expense	(26.2)	(19.8)	(99.2)	(77.0)
Interest income	1.5	1.7	7.7	5.4
	(24.7)	(18.1)	(91.5)	(71.6)

Income before income taxes	3.7	48.8	124.8	122.7
Income tax provision	(0.4)	(14.3)	(42.5)	(47.2)
Equity in net earnings of affiliated companies	0.7	0.4	2.9	1.4
Net income including noncontrolling interests	4.0	34.9	85.2	76.9
Less: preferred stock dividends	0.1	0.1	0.3	0.3
Less: net income attributable to noncontrolling interest	(0.5)	(0.2)	1.1	7.4
Net income attributable to Company common shareholders	$4.4	$35.0	$83.8	$69.2
EPS
Earnings per common share - basic	$0.09	$0.67	$1.61	$1.33
Weighted average common shares - basic	50.9	52.1	51.9	52.1
Earnings per common share-
assuming dilution	$0.09	$0.66	$1.57	$1.31
Weighted average common shares-
assuming dilution	52.1	53.1	53.7	53.1

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenues (as reported)
North America	$483.4	$466.6	$2,120.2	$1,785.0
Europe and Mediterranean	401.3	445.7	1,735.7	1,498.6
Rest of World	484.4	445.5	2,010.8	1,581.3
Total	$1,369.1	$1,357.8	$5,866.7	$4,864.9

Revenues (metal adjusted)
North America	$483.4	$439.6	$2,120.2	$1,909.7
Europe and Mediterranean	401.3	419.3	1,735.7	1,600.3
Rest of World	484.4	409.6	2,010.8	1,731.7
Total	$1,369.1	$1,268.5	$5,866.7	$5,241.7

Metal Pounds Sold
North America	77.0	82.0	317.4	300.7
Europe and Mediterranean	59.6	76.6	273.8	279.1
Rest of World	108.7	98.7	415.0	352.5
Total	245.3	257.3	1,006.2	932.3

Operating Income (loss)
North America	$17.3	$23.9	$121.8	$96.9
Europe and Mediterranean	(1.5)	18.3	30.3	36.8
Rest of World	15.9	21.0	95.9	88.7
Total	$31.7	$63.2	$248.0	$222.4

Return on Metal Adjusted Sales
North America	3.6%	5.4%	5.7%	5.1%
Europe and Mediterranean	-0.4%	4.4%	1.7%	2.3%
Rest of World	3.3%	5.1%	4.8%	5.1%
Total Company	2.3%	5.0%	4.2%	4.2%

Capital Expenditures
North America	$7.0	$7.1	$22.2	$20.5
Europe and Mediterranean	13.4	13.2	41.1	32.9
Rest of World	15.2	13.6	58.5	63.0
Total	$35.6	$33.9	$121.8	$116.4

Depreciation & Amortization
North America	$7.8	$8.5	$32.4	$34.7
Europe and Mediterranean	8.8	9.1	39.0	35.9
Rest of World	10.8	9.9	43.4	34.9
Total	$27.4	$27.5	$114.8	$105.5

Revenues by Major Product Lines
Electric Utility	$450.1	$431.2	$1,851.3	$1,501.4
Electrical Infrastructure	411.1	358.3	1,708.3	1,345.7
Construction	309.3	370.3	1,395.3	1,196.7
Communications	149.3	140.9	655.3	593.7
Rod Mill Products	49.3	57.1	256.5	227.4
Total	$1,369.1	$1,357.8	$5,866.7	$4,864.9

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	December 31, 2011	December 31, 2010
Current Assets:	(unaudited)
Cash and cash equivalents	$ 434.1	$ 458.7
Receivables, net of allowances of $17.2 million at December 31, 2011 and $21.1 million at December 31, 2010	1,080.9	1,067.0
Inventories	1,228.7	1,118.9
Deferred income taxes	43.4	39.8
Prepaid expenses and other	100.0	121.3
Total current assets	2,887.1	2,805.7
Property, plant and equipment, net	1,028.6	1,039.6
Deferred income taxes	18.6	11.3
Goodwill	164.9	174.9
Intangible assets, net	181.6	199.6
Unconsolidated affiliated companies	18.6	17.3
Other non-current assets	71.0	79.3
Total assets	$ 4,370.4	$ 4,327.7
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$ 946.5	$ 922.5
Accrued liabilities	420.0	376.7
Current portion of long-term debt	156.3	121.0
Total current liabilities	1,522.8	1,420.2
Long-term debt	892.6	864.5
Deferred income taxes	200.0	202.4
Other liabilities	243.1	235.3
Total liabilities	2,858.5	2,722.4
Commitments and Contingencies
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
December 31, 2011 - 76,002 outstanding shares
December 31, 2010 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2011 - 49,697,763 (net of 8,758,267 treasury shares)
December 31, 2010 - 52,116,390 (net of 6,211,854 treasury shares)	0.6	0.6
Additional paid-in capital	666.7	652.8
Treasury stock	(136.5)	(74.0)
Retained earnings	959.1	875.3
Accumulated other comprehensive income (loss)	(95.1)	23.5
Total Company shareholders' equity	1,398.6	1,482.0
Noncontrolling interest	113.3	123.3
Total equity	1,511.9	1,605.3
Total liabilities and equity	$ 4,370.4	$ 4,327.7

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684